Exhibit 8.1
July 24, 2009
Grubb & Ellis Healthcare REIT II, Inc.
1551 N. Tustin Avenue
Suite 300
Santa Ana, California 92705
Ladies and Gentlemen:
     In connection with the filing of Pre-Effective Amendment No. 3 to the Registration Statement on Form S-11 by Grubb & Ellis Healthcare REIT II, Inc., a Maryland corporation (“G&E Healthcare II”), as such registration statement may be further amended from time to time (the “Registration Statement”), including, among other things, G&E Healthcare II’s Prospectus (the “Prospectus”), we advise you that we have prepared the section of the Prospectus entitled “Federal Income Tax Considerations.”
     In connection with the preparation of such section of the filing, we have examined and are familiar with the originals of the documents, records and other instruments relating to the organization and operation of G&E Healthcare II and Grubb & Ellis Healthcare REIT II Holdings, LP, a Delaware limited partnership (“G&E Healthcare II OP”).
     In addition, we have reviewed applicable provisions of the Internal Revenue Code (the “Code”), the regulations issued thereunder and, where appropriate, revenue rulings, federal and state court decisions and such other materials as we deemed necessary and relevant to the matters being opined upon. The opinions set forth in this letter also are premised on certain additional factual information and factual representations through consultation with officers of G&E Healthcare II, including those factual matters contained in G&E Healthcare II’s management representation certificate to us of even date herewith (the “Management Representation Certificate”), as are germane to the determination that G&E Healthcare II will be owned and operated in such a manner that it will satisfy the requirements for qualification as a real estate investment trust (a “REIT”) under the Code.
     Subject to the foregoing and the other limitations contained in this letter, the Prospectus accurately sets forth our opinions as to the tax issues identified therein. We hereby confirm our opinions in the Registration Statement and consent to the filing of this opinion letter with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to us in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.
     We assume no obligation to advise you of any changes in our opinions subsequent to the delivery of this opinion letter, and we do not undertake to update this opinion letter. G&E Healthcare

Atlanta	1600 Atlanta Financial Center	With offices in	Washington, D.C.
404.233.7000	3343 Peachtree Road, N.E.		Raleigh-Durham, N.C.
Atlanta, Georgia 30326-1044
Fax: 404.365.9532

Morris, Manning & Martin, LLP
Grubb & Ellis Healthcare REIT II, Inc.
July 24, 2009

II’s qualification and taxation as a REIT depends upon G&E Healthcare II’s ability to meet, on a continuing basis, through actual annual operating and other results, the various requirements under the Code described in the Prospectus with regard to, among other things, the sources of its gross income, the composition of its assets, the level and timing of its distributions to stockholders and the diversity of its stock ownership. Morris, Manning & Martin, LLP will not review G&E Healthcare II’s compliance with these requirements on a continuing basis. Accordingly, no assurance can be given that the actual results of the operations of G&E Healthcare II and G&E Healthcare II OP, the sources of their income, the nature of their assets, the level and timing of G&E Healthcare II’s distributions to stockholders and the diversity of G&E Healthcare II’s stock ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation of G&E Healthcare II as a REIT. In addition, our opinions are based solely on the documents that we have examined, the additional factual information that we have obtained, and the factual representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional factual information is, or later becomes, inaccurate or if any of the factual representations made to us is, or later becomes, inaccurate.
     We also note that an opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service (the “Service”) or the courts. In certain instances with respect to matters for which there is no relevant authority, including the effect of certain transfer restrictions on the ability of G&E Healthcare II to satisfy the requirement for REIT qualification that its shares be transferable, our opinion is based on authorities which we have considered to be analogous even though certain such authorities have been rendered obsolete for unrelated reasons by subsequent authorities. There can be no assurance that positions contrary to our opinions will not be taken by the Service, or that a court considering the issues would not hold contrary to our opinions.
     We undertake no obligation to update the opinions expressed herein at any time after the date hereof. This opinion letter has been prepared for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should be used only for purposes consistent with the filing of the Registration Statement and applicable federal and state securities laws.

Very truly yours,

MORRIS, MANNING & MARTIN, LLP

/s/ Charles R. Beaudrot, Jr.

Partner